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                                                                     EXHIBIT 5.1

                               December 22, 1999

IFX Corporation
707 Skokie Boulevard
5th Floor
Northbrook, Illinois 60062

     Re: Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel to IFX Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the proposed offering of 39,649 shares of Common Stock, $.02 par value per share (the "Common Stock"), of the Company by certain selling stockholders.

     As to certain factual matters material to this opinion, we have relied, without independent investigation, upon (i) statements, certificates, representations and warranties of the Company and its directors, officers and duly appointed agents, and (ii) such certificates or statements of public officials as we have deemed relevant or necessary. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock which are the subject of the Registration Statement have been duly and validly issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                        Very truly yours,

                                        /s/ NEAL, GERBER & EISENBERG